PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                      REGISTRATION NO. 333-36112

                                 $345,000,000

                          TRIQUINT SEMICONDUCTOR, INC.
                 4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                         SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
---------------------------------------------------   -----------------    -------------     ----------------    --------------
New York Life Insurance Company....................        $7,650,000            2.2%              56,416              *
    51 Madison Avenue, Room 203
    New York, NY  10010
Kentfield Trading, Ltd.............................         5,985,000            1.7%              44,137              *
    300 Drakes Landing Road, Suite 180
    Greenbrae, CA  94904
Argent Classic Convertible Arbitrage Fund                   4,000,000            1.2%              29,499              *
    (Bermuda) L.P..................................
    73 Front Street Hamilton HM 12
    P.O. Box HM 3013 Hamilton HM MX, Bermuda
CIBC World Markets International Arbitrage Corp....         3,000,000            *                 22,124              *
    425 Lexington Avenue, 5th Floor
    New York, NY  10017
Massachusetts Mutual Life Insurance Company........         2,565,000            *                 18,916              *
    c/o David L. Babson & Company Inc.
    1295 State Street
    Springfield, MA  01111
MassMutual High Yield Partners II LLC..............         2,565,000            *                 18,916              *
    c/o David L. Babson & Company Inc.
    1295 State Street
    Springfield, MA  01111
MassMutual Corporate Value Partners Limited........         1,525,000            *                 11,246              *
    c/o David L. Babson & Company Inc.
    1295 State Street
    Springfield, MA  01111
MassMutual Corporate Investors.....................           875,000            *                  6,453              *
    c/o David L. Babson & Company Inc.
    1295 State Street
    Springfield, MA  01111
New York Life Insurance and Annuity Corporation....           850,000            *                  6,268              *
    51 Madison Avenue, Room 203
    New York, NY  10010
MassMutual Participation Investors.................           470,000            *                  3,466              *
    c/o David L. Babson & Company Inc.
    1295 State Street
    Springfield, MA  01111

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                         SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
---------------------------------------------------   -----------------    -------------     ----------------    --------------
SG Cowen Securities Corp.(3).......................           250,000            *                  1,844              *
    Financial Square, 25th Floor
    New York, NY  10005


*    Less than 1%
(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.
(3) SG Cowen Securities Corp. has acted an underwriter for an issuance of our securities within the past three years. The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus dated May 22, 2000 and the prospectus supplement dated June 16, 2000.

                           ---------------------

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

          THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
             REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                   OR COMPLETE. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------

           The date of this Prospectus Supplement is June 29, 2000.